Exhibit 2.2

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

INTERFACE SECURITY SYSTEMS, L.L.C.

and

MY ALARM CENTER, LLC

Dated as of January 9, 2014

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Definitions
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Trademark Assignment Agreement
Exhibit F	Escrow Agreement
Exhibit G	Billing Template

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of January 9, 2014, is being entered into by and among My Alarm Center, LLC, d/b/a Alarm Capital Alliance, a Delaware limited liability company (“Purchaser”), and Interface Security Systems, L.L.C., a Louisiana limited liability company (“Seller”).  Purchaser and Seller are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS:

A:                                   Hawk Security Services, a division of Seller (“Hawk”), is in the business of providing alarm system sales, installation, repair, maintenance and monitoring services to residential customers in the State of Texas (the “Business”);

B:                                   Seller, together with its Affiliates, is a national provider of physical security and secured managed network services to commercial, residential and multi-site customers, including internet protocol technology-enabled managed security solutions, alarm and event monitoring, interactive video surveillance, managed access control, fire and life safety systems, secure managed broadband, payment card industry compliance, managed digital voice and related ancillary services (collectively, with Seller’s and its Affiliates’ other lines of business, and, in each case, excluding the Business as currently conducted by Hawk in the State of Texas, the “Continuing Business”); and

C:                                   Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the assets of the Business (other than certain specified excluded assets) and certain liabilities of the Business, in each case, on the terms and subject to the conditions set forth in this Agreement, the Seller Documents and the Purchaser Documents.

In consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Definitions.  The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth in Exhibit A for all purposes of this Agreement. The definitions in Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS;
ASSUMPTION OF ASSUMED LIABILITIES

2.1                               Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser or its designee, all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of any and all Liens, except for Permitted Exceptions.  The “Purchased Assets” shall mean all of the assets, rights and properties of Seller and its Affiliates used exclusively in, or necessary to conduct, the Business, including the following assets of Seller and, in each case, excluding the Excluded Assets:

(a)                                 all of Seller’s accounts receivable from Customers under the Purchased Contracts or otherwise from Customers related to the Business, including the accounts receivable required to be set forth on Schedule 5.17(a);

(b)                                 all Customer Contracts required to be set forth on Schedule 5.9(a) and all other Contracts set forth on Schedule 2.1(b) (collectively, the “Purchased Contracts”) and all unwritten contracts, agreements, arrangements or understandings with any Customer, including all claims or causes of action with respect to the Purchased Contracts or such unwritten contracts, agreements, arrangements or understandings;

(c)                                  all of Seller’s alarm systems, closed circuit television and access control equipment, electronic alarm equipment (including equipment located at the premises of the Customers required to be set forth on Schedule 5.16(a)), alarm test equipment, machinery, tools, computers and the related software on such computers, office equipment, furnishings, inventory, spare equipment and parts and other tangible personal property, in each case, which are set forth on Schedule 2.1(c) (collectively, such tangible personal property set forth on Schedule 2.1(c), the “Tangible Assets”);

(d)                                 all of Seller’s work in progress (“WIP”) and any outstanding bids and proposals, in each case, which is set forth on the WIP Schedule;

(e)                                  all of Seller’s Intellectual Property set forth on Schedule 2.1(e) and Schedule 5.8(a), including the Seller Marks (the “Purchased Intellectual Property”);

(f)                                   all of Seller’s refundable deposits, prepaid service charges and prepaid income items received from the Customers pursuant to the Purchased Contracts;

(g)                                  all security deposits, including deposits for rent, telephone, and other utilities, in each case, to the extent and solely to the extent related to the Real Property Leases or the Personal Property Leases included in the Purchased Contracts;

(h)                                 copies of all Documents to the extent, and solely to the extent, used exclusively in, or necessary to conduct, the Business, including such Documents relating to the Customers, the Purchased Intellectual Property or the Transferred Employees, in each case, solely to the extent the transfer of such Documents is permitted by applicable Law;

(i)                                     all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent, and solely to the extent, affecting any Purchased Assets;

(j)                                    all claims, counterclaims, causes of action, rights or recourse of Seller against third parties to the extent, and solely to the extent, related to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(k)                                 all goodwill associated with the Business, including the goodwill associated with the Purchased Intellectual Property; and

(l)                                     all other assets, rights or properties set forth on Schedule 2.1(l).

2.2                               Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign, convey or deliver any of the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets.  The “Excluded Assets” shall mean each of the following assets of Seller:

(a)                                 all Excluded Contracts, including all claims or causes of action with respect to the Excluded Contracts;

(b)                                 all inventory used to service the commercial accounts not included in the Customer Contracts;

(c)                                  all trucks, tools and equipment primarily used by the Employees not constituting Transferred Employees;

(d)                                 all furniture, fixtures and equipment in Seller’s Longview, Texas facility;

(e)                                  all computers and the related software on such computers assigned to the Employees not constituting Transferred Employees;

(f)                                   all organizational documents, minute books, stock registers and such other books and records of Seller as they pertain to the ownership, organization or existence of Seller and duplicate copies of such records, including duplicate copies of the Documents described in Section 2.1(h), as are necessary to enable Seller to file Tax Returns and reports;

(g)                                  all Permits of Seller, including any Environmental Permits of Seller, in each case, whether used in, held for use in, or related to the Business or the Continuing Business, including the Permits described in Schedule 2.2(g), and all rights and incidents of interest therein;

(h)                                 all Plans and all amounts deposited in and the assets of all Plans;

(i)                                     subject to Sections 2.1(f) and 2.1(g), all cash and cash equivalents, marketable securities, certificates of deposit, short-term investments, deposits, including cash on hand and any collected funds or accounts or items in the process of collection at the financial institutions of Seller through and including the Closing Date, and any cash security or other deposits, together with all accrued but unpaid interest thereon, including those set forth on Schedule 2.2(i);

(j)                                    all bank accounts and lockboxes of Seller;

(k)                                 all insurance policies of Seller, including those set forth on Schedule 5.15, and all third-party property and casualty insurance proceeds and all rights to third-party property and casualty insurance proceeds;

(l)                                     all Intellectual Property and Software of Seller (i) set forth on Schedule 2.2(l) and all Intellectual Property Licenses related thereto, including Seller’s Intellectual Property Licenses related to the Microsoft Dynamics NAV Software or (ii) used in, or necessary to provide, the transition services described in the Transition Services Agreement, in each foregoing case, excluding the Purchased Intellectual Property;

(m)                             all claims, counterclaims, causes of action, rights of recourse of Seller against third parties relating to any Excluded Liability or Excluded Asset, whether choate or inchoate, known or unknown, contingent or non-contingent;

(n)                                 all Tax Returns;

(o)                                 all Tax credits, Tax deposits, Taxes and all Tax refunds due from any Taxing Authority;

(p)                                 all Documents that are not transferred to Purchaser in accordance with Section 2.1(h), including all personnel files for Former Employees and Employees (other than the personnel files for those Transferred Employees who have consented to the disclosure of such Employee’s personnel file and the transfer of such personnel file and other employment records pertaining to such Employee) and all environmental reports and documents related exclusively to the Continuing Business;

(q)                                 all rights of Seller under this Agreement, any Seller Documents and any Purchaser Documents; and

(r)                                    any other assets, rights or properties not used exclusively in or necessary for the conduct of the Business, including the assets rights and properties set forth on Schedule 2.2(r).

2.3                               Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)                                 all Liabilities arising from and after the Closing under or related to the Customers’ accounts set forth on Schedule 5.16(a) and the Purchased Contracts, but only to the extent such Customers’ accounts and Purchased Contracts are assigned to Purchaser or Purchaser otherwise receives the rights and benefits of such Customers’ accounts and Purchased Contracts pursuant to Section 2.5(c), and specifically excluding any liability or obligation relating to or arising out of such Customers’ accounts and Purchased Contracts as a result of any (i) breach of such Customers’ accounts or Purchased Contracts by Seller occurring prior to the Closing Date, (ii) violation of Law by Seller occurring prior to the Closing with respect to such Customers’ accounts or Purchased Contracts, or (iii) breach or other amounts due and owing from Seller pursuant to such Customers’ accounts or Purchased Contracts primarily as a result of the transactions contemplated by this Agreement and arising on or prior to the Closing;

(b)                                 all Liabilities to the customers set forth on the WIP Schedule;

(c)                                  all Liabilities with respect to Taxes that are allocable to Purchaser pursuant to Section 11.2;

(d)                                 all Liabilities for failure-to-hire claims against Purchaser by any Transferred Employee set forth on Schedule 8.1 who is not offered employment by Purchaser or Purchaser’s designee;

(e)                                  all Liabilities under WARN and similar Laws requiring notice to employees of layoffs arising because Purchaser or Purchaser’s designee failed to offer the Transferred Employees set forth on Schedule 8.1 employment, including in the event such failure results in a “mass layoff” or “plant closing” (as defined by WARN);

(f)                                   all Liabilities (i) with respect to Taxes arising in connection with the Business or the Purchased Assets for any taxable period or ratable portion thereof beginning after the Closing Date and (ii) for Transfer Taxes;

(g)                                  all Liabilities incurred, accrued or arising on or after the Closing Date in connection with the conduct or operation of the Business or the use or ownership of the Purchased Assets; and

(h)                                 all Liabilities set forth on Schedule 2.3(h).

2.4                               Excluded Liabilities.  Notwithstanding any provision herein to the contrary, except as expressly set forth in Section 2.3, Purchaser shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Purchased Assets be subject to, any other Liability of Seller or any of its Affiliates (the “Excluded Liabilities”) including the following Liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date:

(a)                                 all Liabilities with respect to all services provided and products sold by Seller before the Closing;

(b)                                 all environmental Liabilities of Seller or the Business for a violation or breach by Seller or any of its Affiliates under any Environmental Law or Environmental Permit related to Seller’s conduct of the Business prior to Closing, except to the extent exacerbated by the conduct of Purchaser in its operation of the Business following the Closing;

.(c)                               all Liabilities related to any Employee not set forth on Schedule 8.1, including Liabilities for any failure-to-hire claims by any such Employee;

(d)                                 all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller of any Employee or Former Employee before the Closing Date, including any Liabilities for accrued compensation, unused vacation and other paid leave; (ii) workers’ compensation, unemployment, health or disability claims, or any similar claims, by any Employee or Former Employee that relate to the period before the Closing Date; and (iii) any Plan or any group insurance plans of Seller; provided, however, that Purchaser shall be responsible for and assume Liabilities (x) for failure-to-hire claims against Purchaser by any Employee set forth on Schedule 8.1 who is not offered employment by Purchaser or Purchaser’s designee; (y) for unused vacation leave the Transferred Employees have accrued as of the Closing, subject to Section 10.2(a)(vi); and (z) under WARN and similar Laws requiring notice to employees of layoffs arising because Purchaser or Purchaser’s designee fails to offer the Employees set forth on Schedule 8.1 employment, including in the event such failure results in a “mass layoff” or “plant closing” (as defined by WARN);

(e)                                  all Liabilities arising out of, under or in connection with the Excluded Contracts or the Excluded Assets;

(f)                                   all Liabilities arising out of, under or in connection with any Transaction Expenses of Seller;

(g)                                  all Liabilities for (i) Taxes of Seller or any of its Affiliates for any taxable period (other than those allocable to Purchaser pursuant to Section 11), and (ii) Taxes that relate to the Business, the Purchased Assets or the Assumed Liabilities allocable to Seller pursuant to Section 11.2; and

(h)                                 all Liabilities in respect of the operation of the Business by Seller or any other act or omission by Seller, its Affiliates, the Employees or the Former Employees, in each case, to the extent occurring prior to the Closing Date.

2.5                               Further Conveyances and Assumptions; Consent of Third Parties.

(a)                                 From time to time following the Closing and except as prohibited by Law, Seller shall, or shall cause its Affiliates to, make available to Purchaser such data in Seller’s or its Affiliates’ personnel records for the Transferred Employees as is reasonably necessary for Purchaser to transition such Employees onto the records of Purchaser or Purchaser’s designee.

(b)                                 From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser or its designee and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser or its designee under this Agreement, the Seller Documents and the Purchaser Documents and to assure fully to Seller and its Affiliates and their respective successors and assigns, the assumption of the Liabilities intended to be assumed by Purchaser under this Agreement, the Seller Documents and the Purchaser Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)                                  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract or Permit, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party or Governmental Body in the event of an assignment (the “Nonassignable Assets”) unless and until such consent shall have been obtained.  Seller shall use its commercially reasonable efforts to cooperate with Purchaser at its reasonable request in endeavoring to obtain such consents.  In the event consents to the assignment thereof cannot be obtained prior to Closing Date, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account.  Seller shall take, or cause to be taken, at Purchaser’s sole cost and expense, such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.

2.6                               Bulk-Sales Laws.  To the extent permitted by applicable Law, Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-sales” Laws, “bulk-transfer” Laws or any other similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser or any other transaction contemplated hereby.  Seller warrants and agrees to pay and discharge when due all claims of creditors of Seller which are asserted against Purchaser or any of its Affiliates by reason of such non-compliance by Seller to the extent that such liabilities do not constitute Assumed Liabilities.  Seller shall indemnify and hold each Purchaser Indemnified Party harmless from and against any Loss suffered or incurred by any Purchaser Indemnified Party by reason of Seller’s failure to pay and discharge such claims in accordance with the prior sentence.

2.7                               Purchase Price Allocation.  The allocation of the Total Consideration paid in exchange for the Purchased Assets is set forth on Schedule 2.7 (the “Allocation”).  Seller and Purchaser each agree to use such Allocation to prepare and file in a timely manner all appropriate Tax filings including, if applicable, the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax Law) and the Treasury Regulations thereunder, with their respective Tax Returns for the taxable year that includes the Closing Date and to take no position in any Tax Return, Tax proceeding or Tax audit that is inconsistent with such Allocation, unless otherwise required under applicable Law agreed in writing by the other Party as part of a Tax audit by a Taxing Authority having jurisdiction over such Party.  Seller shall provide Purchaser and Purchaser shall provide Seller with a copy of any information required to be furnished to the Secretary of the Treasury under Section 1060 of the Code and the Treasury Regulations thereunder.

2.8                               Proration of Certain Expenses.  Except as otherwise provided in Article XI with respect to Taxes, all expenses and other payments in respect of all rents and other payments (including any prepaid amounts) due under the Real Property Leases, Personal Property Leases and any other leases constituting part of the Purchased Assets or the Assumed Liabilities shall be prorated between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date (based on the relative number of days in the portion of the period up to and including the Closing Date and the portion of the period after the Closing Date, respectively).  Purchaser shall pay the full amount of any invoices received by it and Seller shall reimburse Purchaser for Seller’s share of such expenses,  and Seller shall pay the full amount of any invoices received by it and Purchaser shall reimburse Seller for Purchaser’s share of such expenses.

2.9                               Receivables.  If Seller shall receive payment with respect to an account receivable from a Customer under any Purchased Contract or otherwise related to the Business, including all accounts receivable of the Business set forth on Schedule 5.17(a), then Seller shall promptly forward such payment to Purchaser.  If Purchaser shall receive payment with respect to an account receivable from a Customer or any other Person that relates to services provided by Seller or its Affiliates, other than an accounts receivable from a Customer under any Purchased Contract, otherwise related to the Business, or set forth on Schedule 5.17(a), then Purchaser shall promptly forward such payment to Seller.

ARTICLE III

CONSIDERATION

3.1                               Closing Consideration; Closing Purchase Price Adjustment; Attrition Rate Adjustment.

(a)                                 The aggregate consideration for the purchase and sale of the Purchased Assets shall be (i) an amount in cash equal to the product of (A) the Closing RMR multiplied by (B) 47.5 (as adjusted pursuant to Sections 3.3 and 3.5, the “Purchase Price”), and (ii) the assumption of the Assumed Liabilities (together with the Purchase Price, as adjusted pursuant to Sections 3.3 and 3.5, the “Total Consideration”).

(b)                                 On or before the date that is five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare a statement setting forth its good faith estimate of the Closing RMR (the “Estimated Closing RMR”), as well as a statement setting forth its calculation of the Purchase Price based upon the Estimated Closing RMR (the “Estimated Purchase Price”), together with reports listing all accounts receivable, last payment date, last payment amount, credits issued over the last sixty (60) days (together with the date of such credit and the applicable reason code) for each active Customer account (the “Preliminary Closing Statement”).  Upon receipt of the Preliminary Closing Statement,

Purchaser will be permitted to review and make commercially reasonable inquiries and comments on the Estimated Closing RMR, which inquires and comments Seller shall consider in good faith.  Seller shall deliver an updated Preliminary Closing Statement, certified on behalf of Seller, to Purchaser as of the close of business on the Business Day preceding the Closing Date, updated to reflect the Estimated Closing RMR and Estimated Purchase Price as of such time.  For illustrative purposes only, a sample calculation of the Closing RMR and related calculation of Purchase Price is set forth on Schedule 3.1(b), which sample calculation sets forth the treatment of Terminating Customers and Pending Terminating Customers for purposes of the Estimated Closing RMR and Closing RMR.

3.2                               Payment of Purchase Price.  On the Closing Date, (a) Purchaser shall pay an amount equal to (i) the Estimated Purchase Price minus (ii) the Indemnity Escrow Amount minus (iii) the Deposit to Seller (such resulting amount, the “Closing Date Cash Payment”), which shall be paid by wire transfer of immediately available funds into an account or accounts designated by Seller in writing not fewer than three (3) Business Days prior to the Closing Date; (b) title and all rights to the Deposit shall automatically transfer to Seller; and (c) the Parties shall cause the Escrow Agent to release the Deposit to Seller by wire transfer of immediately available funds into an account or accounts designated by Seller in writing not fewer than three (3) Business Days prior to the Closing Date.

3.3                               Post-Closing Purchase Price Adjustment.

(a)                                 Purchaser shall, within sixty (60) days after the Closing Date, deliver a calculation setting forth Purchaser’s calculation of the Closing RMR and the Purchase Price (the “Closing Statement”), which calculation shall set forth which Pending Terminating Customers are included or excluded from the Closing RMR and shall be prepared by Purchaser in good faith based upon the books and records of the Business.  Any such Closing Statement shall specify those items or amounts set forth in the Preliminary Closing Statement as to which Purchaser disagrees and Purchaser shall be deemed to have agreed with all other items and amounts contained in the final Preliminary Closing Statement delivered pursuant to Section 3.1(b).  If Purchaser does not deliver the Closing Statement within the sixty (60) day period specified in the first sentence of this Section 3.3(a), then Purchaser (i) shall be deemed to have agreed to the Preliminary Closing Statement and the Estimated Closing RMR and (ii) shall be deemed to have agreed to the inclusion of the RMR attributable to each Pending Terminating Customer in the calculation of Closing RMR and Purchase Price and such RMR attributable thereto shall be included in the final Purchase Price calculated pursuant to this Section 3.3.  Within the sixty (60) day period after the Closing Date, Purchaser shall use commercially reasonable efforts to obtain confirmation, whether orally or in writing, from each Pending Terminating Customer that such Pending Terminating Customer no longer intends to terminate its respective Customer Contract.  For the avoidance of doubt, any such Customer that so confirms shall be considered a Customer and the RMR attributable to such Customer shall be included in the Closing RMR.  Purchaser shall record any and all calls with Pending Terminating Customers during such sixty (60) day period and, upon Seller’s request, shall make such recordings available to Seller.

(b)                                 During the thirty (30) day period following delivery of the Closing Statement, Purchaser and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Closing Statement.  If Purchaser and Seller, notwithstanding such good faith efforts, fail to resolve any such differences they may have with respect to the matters specified in the Closing Statement, then at the end of such thirty (30) day period, either Purchaser or Seller may submit such dispute to the Firm for resolution of all matters that remain in dispute and that were included in the Closing Statement.  In the event such dispute is referred to the Firm for resolution, Purchaser and Seller shall take all actions reasonably requested by the Firm in connection with such resolution, including submitting written claims to the Firm, if so requested, and the Firm shall make a final determination of the Closing RMR and the Purchase Price in accordance with the terms of this Agreement (with it being understood that Purchaser and Seller shall request that the Firm deliver to Purchaser and Seller its resolution in writing no later than thirty (30) days after its engagement).  The Firm shall make a determination only with respect to the matters still in dispute and, with respect to each such matter, its determination shall be within the range of the dispute between Purchaser and Seller.  Neither Purchaser nor Seller (and none of their respective Representatives) shall have any ex parte conversations or meetings with the Firm without the prior written consent of (i) with respect to Seller and its Representatives, Purchaser and (ii) with respect to Purchaser and its Representatives, Seller.  In making its determination, the Firm shall be functioning as an expert and not as an arbitrator.  The Firm’s determination shall be based solely on written materials submitted by Purchaser and Seller (i.e., not on independent review) and on the definitions of “Closing Date Cash Payment,” “Closing RMR,” “Estimated Closing RMR,” “Estimated Purchase Price,” “Pending Terminating Customers,” “Purchase Price,” “RMR,” and all related definitions included herein and the other provisions of this Agreement.  All determinations made by the Firm shall be final, conclusive and binding on the Parties. Any Party may seek to have a judgment entered to enforce the determinations of the Firm in any court having jurisdiction over the Party against which such determinations are to be enforced.

(c)                                  The fees, costs and expenses of the Firm shall be allocated equally between Purchaser and Seller.

(d)                                 If the Purchase Price as finally determined pursuant to this Section 3.3 (the “Final Purchase Price”) is greater than the Estimated Purchase Price set forth on the Preliminary Closing Statement, as the same may be updated pursuant to Section 3.1(b) (such difference, the “Underpayment”), then, no later than three (3) Business Days after the date on which the Final Purchase Price is so determined, Purchaser shall pay to Seller or its designees, by wire transfer of immediately available funds to an account or accounts specified by Seller, an amount equal to such Underpayment.

(e)                                  If the Final Purchase Price is less than the Estimated Purchase Price set forth on the Preliminary Closing Statement, as the same may be updated pursuant to Section 3.1(b) (such difference, the “Overpayment”), then, no later than three (3) Business Days after the date on which the Final Purchase Price is so determined, Seller shall pay to, or cause to be paid to, Purchaser or its designees, by wire transfer of immediately available funds to an account or accounts specified by Purchaser, an amount equal to the Overpayment.

(f)                                   The dispute resolution provisions provided in this Section 3.3 shall be the exclusive remedies for the matters addressed or that could be addressed therein.  All payments required pursuant to Sections 3.3(d) and 3.3(e) shall be deemed for Tax purposes to be adjustments to the Total Consideration paid by Purchaser and received by Seller for the Purchased Assets.

(g)                                  Purchaser and Seller shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Closing Statement, the calculation of the Closing RMR and in the conduct of the review referred to in this Section 3.3, including making available to the extent necessary any books, records, work papers and personnel.

3.4                               Tax Treatment.  The Parties agree to treat the transactions under this Agreement as a taxable sale by Seller of the Purchased Assets in exchange for the Total Consideration under Section 1001 of the Code.

3.5                               Attrition Rate Adjustment.

(a)                                 Purchaser shall, within fifteen (15) Business Days after the end of each month following the Closing Date until the six (6) month anniversary of the Closing Date, deliver a calculation setting forth Purchaser’s calculation of the Attrition Rate of the Business, calculated as of the end of each such month.  In addition, Purchaser shall, (i) within five (5) Business Days after the six (6) month anniversary of the Closing Date, deliver a list of Customers who cancelled their accounts during the month immediately preceding such six (6) month anniversary and (ii) within fifteen (15) Business Days after the six (6) month anniversary of the Closing Date, deliver a calculation setting forth Purchaser’s calculation of the Attrition Rate of the Business, calculated as of the six (6) month anniversary of the Closing Date (the “Attrition Rate Statement”), which calculation shall set forth in reasonable detail each of the components of the calculation of Attrition Rate, including any amounts Purchaser asserts are due from Seller under this Section 3.5 (such amount, “Purchaser’s Attrition Claim”) and shall be prepared by Purchaser in good faith based upon the books and records of the Business. Within thirty (30) days following the delivery of the Attrition Rate Statement, Seller shall deliver a written notice to Purchaser setting forth any amounts in the Attrition Rate Statement that Seller disputes (such notice, a “Dispute Notice”) and Seller shall be deemed to have agreed with all other items and amounts contained in the Attrition Rate Statement.  If Seller does not deliver the Dispute Notice within the thirty (30) day period specified in the prior sentence of this Section 3.5(a), then Seller shall be deemed to have agreed to the Attrition Rate Statement and the Attrition Rate set forth therein.

(b)                                 During the thirty (30) day period following delivery of the Dispute Notice, if any, Purchaser and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Attrition Rate Statement and the Dispute Notice.  If Purchaser and Seller, notwithstanding such good faith efforts, fail to resolve any such differences they may have with respect to the matters specified in the Attrition Rate Statement and the Dispute Notice, then at the end of such thirty (30) day period, either Purchaser or Seller may submit such dispute to the Firm for resolution of all matters that remain in dispute and that were included in the Attrition Rate Statement and the Dispute Notice.  In the event such dispute is referred to the Firm for resolution, Purchaser and Seller shall take all actions reasonably requested by the Firm in connection with such resolution, including submitting written claims to the Firm, if so requested, and the Firm shall make a final determination of the Attrition Rate as of the six (6) month anniversary of the Closing Date in accordance with the terms of this Agreement (with it being understood that Purchaser and Seller shall request that the Firm deliver to Purchaser and Seller its resolution in writing no later than thirty (30) days after its engagement).  The Firm shall make a determination only with respect to the matters still in dispute and, with respect to each such matter, its determination shall be within the range of the dispute between Purchaser and Seller.  Neither Purchaser nor Seller (and none of their respective Representatives) shall have any ex parte conversations or meetings with the Firm without the prior written consent of (i) with respect to Seller and its Representatives, Purchaser and (ii) with respect to Purchaser and its Representatives, Seller.  In making its determination, the Firm shall be functioning as an expert and not as an arbitrator.  The Firm’s determination shall be based solely on written materials submitted by Purchaser and Seller (i.e., not on independent review) and on the definition of “Attrition Rate” and all related definitions included herein and the other provisions of this Agreement.  All determinations made by the Firm shall be final, conclusive and binding on the Parties. Any Party may seek to have a judgment entered to enforce the determinations of the Firm in any court having jurisdiction over the Party against which such determinations are to be enforced.

(c)                                  The fees, costs and expenses of the Firm shall be allocated equally between Purchaser and Seller.

(d)                                 If the Attrition Rate, as finally determined pursuant to this Section 3.5 (the “Final Attrition Rate”), is greater than Fourteen and One-Half Percent (14.5%) on an annualized basis

(such amount in excess of Fourteen and One-Half Percent (14.5%) on an annualized basis, the “Excess Attrition”), then, no later than three (3) Business Days after the date on which the Final Attrition Rate is so determined, Purchaser and Seller shall jointly instruct the Escrow Agent to pay from the Indemnity Escrow Account to Purchaser or its designees, by wire transfer of immediately available funds to an account or accounts specified by Purchaser, an amount equal to the product of (i) the RMR associated with such Excess Attrition multiplied by (ii) 47.5.  For the avoidance of doubt, the Parties agree that any Losses attributable to the Excess Attrition or otherwise arising under this Section 3.5(d), if any, shall be recovered solely by release of funds to Purchaser from the Indemnity Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement and shall accordingly reduce the Indemnity Escrow Amount.

(e)                                  The dispute resolution provisions provided in this Section 3.5 shall be the exclusive remedies for the matters addressed or that could be addressed therein.  All payments required pursuant to Section 3.5(d) shall be deemed for Tax purposes to be adjustments to the Total Consideration paid by Purchaser and received by Seller for the Purchased Assets.

(f)                                   Each of the Parties shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Attrition Rate Statement, the Dispute Notice, and the calculation of the Attrition Rate included therein, and in the conduct of the review referred to in this Section 3.5, including making available to the extent necessary any books, records, work papers and personnel.

(g)                                  During the six (6) month period following the Closing Date, Purchaser shall conduct the Business in good faith and use its commercially reasonable efforts to minimize the Attrition Rate.

ARTICLE IV

CLOSING AND TERMINATION

4.1                               Closing.  The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) shall take place at 10:00 a.m. (Central Time) on the date hereof (such date on which the Closing occurs, the “Closing Date”), unless another time or date is agreed to in writing by the Parties.  All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceeding shall be deemed to have been taken nor document executed or delivered until all have been taken, executed and delivered.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules, Seller hereby represents and warrants to Purchaser as set forth below in this Article V.

5.1                               Organization and Good Standing.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on the Business as currently conducted.  Seller is duly qualified or authorized to do business and is in good standing as a foreign limited liability company in the State of Texas and in each other jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect.  Seller has delivered or made available to Purchaser true, complete and correct copies of its Articles of Organization and its Fifth Amended and Restated Limited Liability Company Operating Agreement, as amended, as in effect on the date hereof.

5.2                               Authorization of Agreement.  Seller has all requisite power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or required to be executed and/or delivered by Seller in connection with the transactions contemplated by this Agreement (collectively, the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and each Seller Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite limited liability company action on the part of Seller, including the approval of Seller’s Parent.  This Agreement and each of the Seller Documents has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Seller Document constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                               Conflicts; Consents of Third Parties.

(a)                                 Except as set forth on Schedule 5.3(b), none of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby by Seller, or the compliance by Seller with any of the provisions hereof or thereof will conflict with, result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Purchased Assets under any provision of (i) Seller’s Articles of Organization or Fifth Amended and Restated Limited Liability Company Operating Agreement, as amended; (ii) any Material Contract to which Seller is a party or by which any of the Purchased Assets are bound; (iii) any Order applicable to Seller or by which any of the Purchased Assets are bound; or (iv) any applicable Law.

(b)                                 Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Seller of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Purchased Contract.

5.4                               Title to Purchased Assets; Personal Property Leases.

(a)                                 Seller has good and valid title to or, in the case of leased property, a valid leasehold interests in, all of the Tangible Assets (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions.

(b)                                 The Purchased Assets and the Excluded Assets together constitute all of the properties and assets used exclusively in, or necessary to conduct, the Business, including providing alarm system sales, installation, repair, maintenance and monitoring services to the small business customers set forth on Schedule 2.1(b), in each case, as currently conducted by Seller.

(c)                                  All Tangible Assets, which, individually or in the aggregate, are material to the operation of the Business, are in operating condition and in a state of good maintenance and repair (ordinary wear and tear, casualty and condemnation excepted) and are suitable for the purposes for which they are currently used.

(d)                                 Schedule 5.4(d) sets forth all leases of tangible personal property (the “Personal Property Leases”) relating to tangible personal property exclusively used in the Business or by which the Purchased Assets are bound.  All of the items of tangible personal property under the Personal Property Leases constituting Assumed Liabilities are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted), and are suitable for the purposes for which they are currently used, and each such item of tangible personal property is, in all material respects, in the condition required of such property by the terms of the Personal Property Lease applicable thereto during the term of such Personal Property Lease.

5.5                               Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 5.5, since June 30, 2013, (a) Seller has conducted the Business in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

5.6                               Taxes.

(a)                                 (i) All Tax Returns required to have been filed by or with respect to the Purchased Assets or the Business have been duly and timely filed (taking into account any valid extension of time to file) for all applicable taxable periods with all Taxing Authorities, and no extensions of time to file with respect to such Tax Returns are currently outstanding, and all such Tax Returns are true, correct and complete, in all material respects, and accurately reflect the Liability for Taxes of Seller, in all material respects, for such taxable periods, as related to the Purchased Assets or the Business and (ii) all Taxes relating to the ownership of the Purchased Assets and the Business required to have been paid have been fully and timely paid.

(b)                                 Except as set forth on Schedule 5.6(b), neither Seller nor any of its Affiliates is currently the beneficiary of any extension of time within which to file any Tax Return related to the Purchased Assets or the Business.  Neither Seller nor any of its Affiliates has waived any statute of limitations in respect of Taxes related to the Purchased Assets or the Business or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes, in each case, which waiver or extension is currently outstanding and which is related to the Purchased Assets or the Business.

(c)                                  Seller and its Affiliates have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes related to the Purchased Assets or the Business and has duly and timely withheld and paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid under all applicable Laws.

(d)                                 There has been no issue raised or adjustment proposed in writing (and to the Knowledge of Seller, no issue or adjustment has been raised or is pending) by the IRS or any other Taxing Authority with respect to Liabilities for Taxes relating to the ownership or the operation of the Purchased Assets or the Business that has not previously been resolved.  None of the Tax Returns of Seller or any of its Affiliates related to the Purchased Assets or the Business has been selected for or are now under audit or examination by any Taxing Authority, and to the Knowledge of Seller, there are no suits, actions, proceedings or investigations pending or threatened against Seller or any of its Affiliates with respect to any Taxes related to the Purchased Assets or the Business.

(e)                                  There are no outstanding federal, state or local governmental Liens with respect to Taxes upon any of the Purchased Assets, except for Permitted Exceptions.

(f)                                   To the Knowledge of Seller, no claim has ever been made by a Taxing Authority in a jurisdiction in which Seller does not file Tax Returns with respect to the Purchased Assets or the Business that Seller is or may be subject to taxation by that jurisdiction, in each case, that has not been previously resolved.

(g)                                  Seller is not a foreign person within the meaning of Section 1445 of the Code.

(h)                                 To Sellers’s Knowledge, none of the Purchased Assets is subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Section 1.467-1(c) of the Treasury Regulations.

This Section 5.6 is the only Section in this Agreement in which representations relating to Taxes are made by Seller, other than with respect to Plans, which are the subject of Section 5.10.

5.7                               Real Property.

(a)                                 Seller does not own any fee interest in any real property. Schedule 5.7(a) sets forth a complete list of all real property and interests in real property used exclusively in, or necessary for Seller’s conduct of, the Business and leased by Seller (individually, each a “Real Property Lease” and collectively, the “Real Property Leases” and the real property interests demised thereby, individually, each a “Seller Property” and collectively, the “Seller Properties”) as lessee or lessor.  To the Knowledge of Seller, all of the Seller Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without any material latent or patent defects, structural or otherwise, ordinary wear and tear excepted, (ii) do not violate any applicable Law and (iii) are suitable, sufficient and appropriate in all respects for their current uses.

(b)                                 Except as set forth on Schedule 5.7(b) or in the applicable Real Property Lease, Seller has good and valid leasehold title to all Seller Properties, free and clear of any and all Liens, assessments, easements, covenant, conditions, restrictions, encroachments, licenses or other title exceptions, other than Permitted Exceptions.

(c)                                  There are no parties in possession of any portion of the Seller Properties as lessees, tenants at sufferance or trespassers, other than Seller and its Affiliates.

5.8                               Intellectual Property.

(a)                                 Schedule 5.8(a) contains a complete list (specifying the owner thereof and the registration or application number if applicable) of all patented or registered Intellectual Property owned by Seller that is used exclusively in, or necessary for Seller’s conduct of, the Business, and all applications therefor.

(b)                                 To the Knowledge of Seller, except as set forth on Schedule 5.8(b), none of the patented or registered Purchased Intellectual Property owned by Seller is invalid or unenforceable in whole or in part.  All registrations for the patented or registered Purchased Intellectual Property are in full force and effect.

(c)                                  Except as set forth on Schedule 5.8(c), (i) the Intellectual Property owned by Seller and currently used in the Business is not infringing, misappropriating or otherwise violating, in any material respect, the Intellectual Property of any other Person, (ii) to the Knowledge of Seller, the Intellectual Property owned by any third party and currently used in the Business is not infringing, misappropriating or otherwise violating, in any material respect, the Intellectual Property of any other Person, (iii) there are no pending or threatened claims against Seller or any of its Affiliates alleging that any activity, product or service related to the Business infringes or misappropriates any Intellectual Property of any third party, (iv) to the Knowledge of Seller, no other Person is infringing, misappropriating or otherwise violating, in any material respect, the Purchased Intellectual Property owned by Seller, and (v) Seller and its Affiliates have each taken reasonable security measures to protect the confidentiality of all material confidential and proprietary trade secrets of Seller and its Affiliates used exclusively in, or necessary for Seller’s conduct of, the Business and, to Seller’s Knowledge, there has been no misappropriation or unauthorized disclosure of such trade secrets; and (iv) to the extent Seller or any of its Affiliates have collected, stored, used or transferred any personally identifiable information related to the Business (“Personal Data”), they have complied in all material respects with applicable Laws, and to the extent Seller or any of its Affiliates have a web site privacy policy, which applies to the Business (“Web Site Privacy Policy”), they have complied in all material respects with such Web Site Privacy Policy.

(d)                                 Except as set forth on Schedule 5.8(d), the Purchased Intellectual Property and the Intellectual Property constituting Excluded Assets constitutes all of the Intellectual Property necessary for the operation of the Business, and Seller solely and exclusively owns the Purchased Intellectual Property free and clear of any and all Liens, except for Permitted Exceptions.  Immediately following the Closing, Purchaser will have the same rights and privileges in the Purchased Intellectual Property as Seller and its Affiliates had therein immediately prior to the Closing.

(e)                                  The Seller owns all common law rights (including all goodwill) in the trademarks HAWK, HAWK SECURITY and HAWK SECURITY SERVICES (the “HAWK Marks”) as currently used in connection with the Business, commencing from September 22, 2005 and, through its predecessors, commencing from at least as early as December 31, 1984, and has all rights necessary to use the HAWK Marks in connection with such Business, without constituting unfair competition or any infringement, dilution, or other violation of any trademark rights of any other Person.  Without limiting the foregoing, the Seller has validly acquired from Progressive Concepts, Inc. and State Hawk Security, Inc. (collectively, the “Prior Owners”) all of the Prior Owners’ rights in the HAWK Marks, and there are no other prior owners of such rights.  The Parties agree that the representations and warranties set forth in this Section 5.8(e) shall not be deemed qualified by any item disclosed on or in the Schedules.

5.9                               Material Contracts.

(a)                                 Schedule 5.9(a) sets forth all of the following Contracts, in each case, which both (i) relate exclusively to, or are necessary for Seller’s conduct of, the Business and (ii) to which Seller or any Affiliate is a party or by which Seller or any Affiliate or Seller’s or any Affiliate’s assets or properties are bound (collectively, the “Material Contracts”):

(i)                                     each Contract with the Customers of the Business, including each alarm lease, maintenance agreement, repair agreement, service agreement and monitoring agreement with Customers of the Business (collectively, the “Customer Contracts”);

(ii)                                  each Contract relating to any partnership, joint venture, strategic alliance or sharing of profits;

(iii)                               each Contract limiting the right of Seller to (1) engage in or compete with any Person in any business or in any geographical area or (2) solicit or hire any Person or customers with respect to the Business;

(iv)                              each Intellectual Property License, except for licenses implied by the sale of goods, licenses to Software generally commercially available, off the shelf Software or Software licensed pursuant to shrink-wrap or “click to accept” agreements;

(v)                                 each Contract relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of the Purchased Assets;

(vi)                              each Real Property Lease;

(vii)                           each Personal Property Lease;

(viii)                        each Contract pertaining to employment arrangements with any Employee, including any Contract providing for severance, retention, change in control or other similar payments or benefits of Employees;

(ix)                              each Contract between Seller, on the one hand, and Seller’s Affiliates, on the other hand;

(x)                                 each Contract with a Governmental Body;

(xi)                              each Contract that contains a “most favored nation” clause or other term providing preferential pricing or treatment; and

(xii)                           each Contract that is otherwise material to, or necessary for Seller’s conduct of, the Business, other than the Excluded Contracts.

(b)                                 Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, of the other parties thereto, enforceable against each of them in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).  Seller is not in material breach of any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in material breach thereof.  Seller has delivered or made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.10        Employee Benefits.

(a)           Schedule 5.10(a) contains a true and complete list of all Plans.  Seller has delivered or made available to Purchaser true, correct and complete copies of each of the Plans and related trusts, if applicable, including all amendments thereto.  Seller has also delivered or made available to Purchaser, with respect to each Plan and to the extent applicable:  (i) the most recently filed Form 5500, (ii) the insurance contract or other funding agreement, and all amendments thereto, (iii) the most recent summary plan description, (iv) the most recent determination letter or opinion letter issued by the IRS and (v) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable legal requirements.

(b)           Each Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Plan for any period for which such Plan would not otherwise be covered by an IRS determination and, to the Knowledge of Seller, no event or omission has occurred that would cause any Plan to lose such qualification.

(c)           All payments and/or contributions required to have been made with respect to all Plans, for all periods prior to the Closing Date, either have been made or have been accrued in accordance with the terms of the applicable Plan and applicable Law.

(d)           Each Plan in which any Transferred Employees participate that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Plan in which any Transferred Employees participate is, or to the Knowledge of Seller, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(e)           Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Seller or any of its ERISA Affiliates; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of Seller or an ERISA Affiliate.

(f)            Neither Seller nor any ERISA Affiliate maintains, contributes to, or has any Liability with respect to, or has maintained, contributed to, or had any Liability with respect to (i) any “multiemployer plan” as defined in Section 3(37) of ERISA, or (ii) any “employee benefit plan” as defined in Section 3(3) of ERISA which is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  Neither Seller nor any ERISA Affiliate has an obligation to provide health or life insurance benefits to any Employee or Former Employee beyond termination of employment, except as required by Section 4980B of the Code.  No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(g)           There are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any the Plans, by any person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Body, and neither Seller nor any ERISA Affiliate has any obligation under any Plan, or with respect to which Purchaser would have any Liability, or that could result in a Lien attaching to the Purchased Assets, including any obligations of Seller or any ERISA Affiliate relating to:  (i) any transactions in violation of Sections 406(a) or (b) of ERISA or Section 4975 of the Code with respect to any Plan for which no exemption exists under Section 408 of ERISA or Sections 4975(c) or (d) of the Code, or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA; or (ii) any coverage under or failure to comply with COBRA.

This Section 5.10 is the only Section in this Agreement in which representations relating to Plans are made.

5.11        Labor.

(a)           Seller is not a party to any labor, collective bargaining or similar agreement, and, to the Knowledge of Seller, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Seller or the Business.

(b)           No labor organization or group of Employees has made a pending demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.

(c)           There are not currently, and have not been in the past two (2) years, any of the following: (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material labor grievances or other material labor disputes pending or threatened against or involving Seller.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee or group of Employees with the National Labor Relations Board or other labor relations tribunal.

(d)           There are no material complaints, charges or claims against Seller pending or, to the Knowledge of Seller, threatened with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ any individual.

(e)           There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Seller within the twelve (12) months prior to the Closing.  Schedule 5.11(e) identifies all former employees of Seller whose employment has been terminated since January 1, 2013, together with the respective termination date.

(f)            Schedule 5.11(f) identifies all Employees by name, title, status (whether active or on leave absence), compensation and accrued but unused vacation, sick or other paid leave and the rate at which such paid leave is accrued.

5.12        Litigation.  Except as set forth on Schedule 5.12, there are no material Legal Proceedings (a) pending, or, to the Knowledge of Seller, threatened, with respect to the Business of Seller or the Purchased Assets or (b) that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.  Seller is not subject to any Order with respect to the Business or the Purchased Assets.

5.13        Permits; Compliance with Laws.

(a)           Schedule 5.13(a) contains a list of all material Permits which are required for the operation of the Business as currently conducted (“Seller Permits”).

(b)           Seller (i) is in compliance, in all material respects, with all material Laws and Orders applicable to its Business, and (ii) has received no written notice from any Governmental Body within the past two (2) years (A) asserting that Seller is not in compliance, in all material respects, with any such Law or Order, or (B) threatening to revoke any Seller Permit.  Without limiting the generality of the foregoing, Seller is in compliance, in all material respects, with all Laws applicable to sale and installation of the equipment under the Purchased Contracts and the operation of the Business as currently conducted by Seller, including any home solicitation law giving a subscriber a right to cancel (three-day right of rescission under 16 C.F.R. Part 429, Cooling-off Period for Door-to-Door Sales) or similar law.

5.14        Environmental Matters.  Except as set forth on Schedule 5.14:

(a)           Seller is in compliance in all material respects with all Environmental Laws applicable to the Seller Properties;

(b)           there has been no material Release of any Hazardous Material by Seller at any Seller Property that requires cleanup or remediation pursuant to any Environmental Law; and

(c)           except as has set forth on Section 5.14(c), Seller has not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) received any written claim under any Environmental Law alleging an actual or potential material liability.

(d)           The representations and warranties in this Section 5.14 are the sole representations and warranties of Seller relating to compliance with and Liabilities arising under Environmental Laws or common law relating to Hazardous Materials or relating to other environmental matters.

5.15        Insurance.  Seller has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all Material Contracts and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business of Seller.  Set forth on Schedule 5.15 is a list of all insurance policies and all fidelity bonds held by or applicable to Seller relating to the Business, which sets forth, with respect to each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, and the name and address of each Person that has been named as an additional insured on such policy.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy of Seller relating to the Business has been cancelled within the last two (2) years and, to the Knowledge of Seller, no threat has been made to cancel any such insurance policy of Seller during such period.

5.16        Customers.

(a)           Schedule 5.16(a) sets forth (i) a list of all the current residential customers of the Business and all small business customers that are affiliated with such residential customers (the “Customers”) and identifies the name, residential address and any free or discounted service liability with respect to each of the Customers; (ii) the amounts which Seller charges for monitoring, service, maintenance, repairs, open/close, refundable deposits, reconnect fees and any other services provided by Seller in connection with the Business; (iii) a statement of the RMR of the Business as of the date hereof; and (iv) a list of all Pending Terminating Customers.  With respect to each Terminating Customer and Pending Terminating Customer, Schedule 5.16(a) sets forth the name of such Terminating Customer or Pending Terminating Customer, the effective date of cancellation or termination of such Terminating Customer’s or Pending Terminating Customer’s Customer Contract and the RMR with respect to such Terminating Customer or Pending Terminating Customer.  Seller has entered into Contracts with eighty-five percent (85%) or more of its Customers.

(b)           Seller has no obligation or liability for the refund of monies previously paid by any Customer to Seller other than obligations to refund deposits made by Customers in the Ordinary Course of Business pursuant to the Customer Contracts.

(c)           Except as set forth on Schedule 5.16(c), all of the alarm systems or video surveillance systems installed by the Business (i) to the Knowledge of Seller, are in good working order and condition (subject to ordinary wear and tear, routine service needs and customer misuse, failure of a customer to report to Seller any problem with an alarm system or video surveillance systems known to the customer and customer non-use), and (ii) have been installed and maintained in accordance with good and workmanlike practices prevailing in the applicable industry at the time of installation in accordance with specifications or standards appropriate for the Business.

(d)           Seller controls all of the telephone lines and numbers applicable to the accounts of the Customers and can convert all such lines and numbers to communicate with Purchaser’s central station by means of a line switch.  Schedule 5.16(d) sets forth a list of all of the telephone numbers used in connection with the operation of the Business, all of which are included in the Purchased Assets. To the Knowledge of Seller, (i) the telephone lines designated in Schedule 5.16(d) as “Receiver Lines” are all of the receiver line(s) used by alarm systems of Customers to communicate with Seller’s central station, are all owned or otherwise under the control of Seller and may be assigned to Purchaser by notice to the telephone service provider(s) on the Closing Date, and (ii) all receiver lines listed on Schedule 5.16(d) may be transferred out of Seller’s central station without cost or payment of any kind, including to Purchaser’s central station, upon no more than thirty (30) days’ prior notice.  Seller is not aware of any planned changes to area codes or dialing requirements applicable to any Purchased Contracts.  The telephone lines listed on Schedule 5.16(d) as “Voice Lines” are all of the voice lines provided to Customers to be used to contact Seller, are all owned or otherwise under the control of Seller and may be assigned to Purchaser by notice to the telephone service provider(s).

(e)           Except as set forth on Schedule 5.16(e), Seller may terminate any Contract providing for the monitoring of any of the Customers by any third party without penalty on not more than thirty (30) days’ notice.

(f)            Except as set forth on Schedule 5.16(f), each product the Business has designed, manufactured, sold, leased or delivered has been in conformity, in all material respects, with all applicable Laws, Contracts and all applicable express and implied warranties, and Seller has no Liability for replacement or repair thereof or other Losses in connection therewith.  Except as set forth on Schedule 5.16(f), no product designed, manufactured, sold, leased or delivered by the Business is subject to any guaranty, warranty or other indemnity or similar Liability beyond the applicable standard terms and conditions of sale or lease.  Schedule 5.16(f) includes copies of the standard terms and conditions of sale or lease for the Business (containing applicable guaranty, warranty and similar Liability indemnity provisions).

(g)           Except as set forth on Schedule 5.16(g), the accounts for all Contracts providing for the monitoring of any of the Customers can be monitored from Seller’s central station.

(h)           Set forth on Schedule 5.16(h) is a true and accurate list, as of the date of this Agreement, of (i) all of the WIP of the Business; (ii) the name of each customer related to such WIP; (iii) the dollar amount of labor, materials and other costs expended by Seller; and (iv) the RMR and any other amounts related thereto, in each case, which have not yet been billed (the “WIP Schedule”).

5.17        Accounts Receivable.  The accounts receivable of the Business set forth on Schedule 5.17(a) represent obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Since October 1, 2012, Seller has not taken any action to (i) accelerate the payment of accounts receivable (including shortening payment terms, providing incentives for early payment or otherwise), (ii) delay the payment of accounts payable or (iii) engage in promotional sales or discounts with customers or other business relations that have or reasonably would be expected to have the effect of accelerating sales and/or cash collections, in each case, other than actions taken in the Ordinary Course of Business, which actions are described on Schedule 5.17(b).

5.18        Financial Advisors.  Except as set forth on Schedule 5.18, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Schedules, Purchaser hereby represents and warrants to Seller as set forth below in this Article VI.

6.1          Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2          Authorization of Agreement.  Purchaser has all requisite power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or required to be executed by Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company action on behalf of Purchaser.  This Agreement and each Purchaser Document has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3          Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby by Purchaser, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of (i) the certificate of formation and operating agreement of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii), and (iv) above, (1) matters specifically described in this Agreement and (2) such conflicts, violations, breaches, defaults, rights of termination, cancelation, or acceleration, losses of material benefits under, obligations to make payments under, increased, additional, accelerated or guaranteed rights or entitlements that would not, individually or in the aggregate, be expected to have a material adverse effect on Purchaser.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Purchaser of any other action contemplated hereby or thereby, other than (1) matters specifically described in this Agreement and (2) such conflicts, violations, breaches, defaults, rights of termination, cancelation, or acceleration, losses of material benefits under, obligations to make payments under, increased, additional, accelerated or guaranteed rights or entitlements that would not, individually or in the aggregate, be expected to have a material adverse effect on Purchaser.

6.4          Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. Purchaser is not subject to any Order that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

6.5          Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

6.6          No Reliance.  Purchaser acknowledges that (a) it has had the opportunity to visit with Seller and meet with Seller’s officers and other Representatives to discuss the Business, assets (including the Purchased Assets), Liabilities (including the Assumed Liabilities), financial condition, cash flows and operations of Seller and the Business; (b) all materials and information requested by Purchaser have been made available to its reasonable satisfaction; and (c) the representations and warranties made by Seller in this Agreement and the Seller Documents (as qualified by the Schedules) supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, delivered or made available to Purchaser and its Representatives, and Purchaser shall be deemed to have not relied on any data contained in any such other document, material or statement for any purpose whatsoever, including as a promise, projection, guaranty, representation, warranty or covenant.

ARTICLE VII

COVENANTS

7.1          Preservation of Records.  Following the Closing, Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other Party as may be reasonably required by such Party in connection with, among other things, any insurance claims by, Legal Proceedings against or investigations by Governmental Bodies of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby.  In the event a Party wishes to destroy (or permit to be destroyed) such records after that time, such Party shall first give ninety (90) days’ prior written notice to the other Party and such other Party shall have the right, at its sole option and expense, upon prior written notice given to such Party within such ninety (90) day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

7.2          Use of Name.  Seller hereby agrees that upon the Closing, Purchaser shall have the sole right to the use of the names “Hawk Security Services,” “Hawk Security Systems,” “Hawk,” “Go Hawk,” “go Green,” “Hawk Eye Interactive” and any of Seller’s Marks related thereto, if any (collectively, the “Seller Marks”).  Seller shall not, and shall not permit any Affiliate to, use any of the Seller Marks. Purchaser hereby agrees that upon the Closing, Seller shall have the sole right to the use of the names “Interface Security Services,” “Interface,” “Interlink,” “Intervision” and any Marks related thereto (collectively, the “Seller Retained Marks”).  Purchaser shall not, and shall not permit any Affiliate to, use any of the Seller Retained Marks and shall, promptly following the Closing, remove any such Seller Retained Marks from the Purchased Assets.

7.3          Restrictive Covenant.

(a)           For a period of ten (10) years from and after the Closing Date, without the prior written consent of Purchaser, Seller shall not, and shall cause its managers, directors, officers, employees and Affiliates not to, directly or indirectly:  (i) solicit any Transferred Employees or cause, induce or encourage any Transferred Employees to leave employment with Purchaser or hire, employ or otherwise engage any such Transferred Employees; or (ii) solicit any Customer or cause, induce or encourage any Customer to terminate or modify its relationship with Purchaser or its designee; provided, however, that the foregoing restriction shall not prohibit (i) any solicitation of any such Transferred Employee pursuant to or as a result of any public advertisement or posting or other form of general solicitation that is not directed at any or all of such Transferred Employees or (ii) the solicitation, employment or engagement of any individual who was not an employee or independent contractor of Purchaser or its designee and their respective successors and assigns at the time of, or within the six (6) month period preceding, the solicitation of such individual.  If Purchaser becomes aware of any solicitation of Customers in breach of this Section 7.3(a), it shall provide notice thereof to Seller as soon as reasonably practicable after becoming aware of such breach.  Notwithstanding the foregoing, the restrictions set forth in this Section 7.3(a) shall not apply to any Pending Terminating Customer to the extent (x) such Pending Terminating Customer fails to confirm that such Pending Terminating Customer no longer intends to terminate such Pending Terminating Customer’s Customer Contract and (y) the RMR attributable to such Customer Contract is excluded from the Closing RMR.

(b)           Purchaser acknowledges that certain of the Transferred Employees have entered into agreements with Seller restricting such Transferred Employees from soliciting customers of the

Continuing Business.  If Purchaser becomes aware of any violation of such agreements by any Transferred Employee, Purchaser shall instruct such Transferred Employee to comply with his or her obligations thereunder.

(c)           The covenants and undertakings contained in this Section 7.3 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.3 may cause irreparable injury to Purchaser or Seller, as the case may be, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, Purchaser and Seller shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.3 without the necessity of posting any bond or proving special damages or irreparable injury.  The rights and remedies provided by this Section 7.3 are cumulative and in addition to any other rights and remedies which Purchaser or Seller, as applicable, may have hereunder or at law or in equity.

7.4          Receiver Lines.  To the extent that the alarm systems of Customers are not programmed on “Receiver Lines” that can be transferred to Purchaser promptly following the Closing, Seller shall (at Seller’s sole expense) reprogram such alarm systems to a “Receiver Line” that can be transferred to Purchaser.

7.5          Original Customer Contracts.  Seller shall deliver, or cause to be delivered, to Purchaser all original Customer Contracts within one hundred eighty (180) days following the Closing, and Purchaser shall cooperate with, and provide reasonable assistance to, Seller in connection with the foregoing.  Within five (5) Business Days following a written request from Purchaser, Seller shall provide an update in reasonable detail with regard to the status of such delivery, including good faith estimates of (a) the number of original Customer Contracts delivered pursuant to the foregoing sentence, (b) the number of original Customer Contracts not yet delivered pursuant to the foregoing sentence and (c) the time required to complete such delivery.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1          Employment.

(a)           On the Closing Date, Purchaser or its designee shall offer employment as of the Closing Date to each of the Employees set forth on Schedule 8.1 (such employees, the “Transferred Employees.”).  Such offers of employment to the Transferred Employees shall be made at the same or better salaries or wages, with substantially similar duties and responsibilities, at the same location, on the same status (e.g., full-time or part-time), and with substantially similar benefits, in the aggregate, as provided by Seller immediately prior to the Closing Date.  Each such offer of employment shall be made in writing and shall include a consent by each Transferred Employee to disclosure of the Transferred Employee’s personnel file and transfer of such personnel file and other employment records pertaining to such Transferred Employee to Purchaser or Purchaser’s designee.  Nothing herein shall be construed as to prevent Purchaser or any other Person from terminating the employment of any Transferred Employee at any time for any reason (or no reason), except as required by applicable Law or an agreement expressly assumed by Purchaser or such other Person.

(b)           To the extent permitted pursuant to the applicable plan and in accordance with applicable Law, Purchaser or Purchaser’s designee shall (i) credit all service with Seller (including service recognized by Seller for service with other Persons) for all purposes under any employee benefit plan, policy or program applicable to the Transferred Employees after the Closing, excluding any equity plans or pension plans and (ii) waive any waiting period, pre-existing condition or limitation or exclusion and any actively-at-work requirement with respect to the Transferred Employees and their dependents under any group health plan or other welfare benefit plan, provided, however, that in no event shall the Transferred Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

8.2          Standard Procedure.  Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller shall not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser shall undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Transferred Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Seller.

ARTICLE IX

CLOSING DELIVERIES

9.1          Seller’s Closing Deliveries.  At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser or its designee the following:

(a)           the consents to assignment of the landlords with respect to each Real Property Lease constituting a Purchased Contract;

(b)           an affidavit of non-foreign status of Seller that complies with the Treasury Regulations under Section 1445 of the Code (a “FIRPTA Affidavit”);

(c)           a certificate of good standing dated not more than five (5) Business Days prior to the Closing Date with respect to Seller issued by the Secretary of State of the State of Louisiana;

(d)           one or more duly executed bills of sale in the form of Exhibit B hereto;

(e)           a duly executed assignment and assumption agreement in the form of Exhibit C hereto;

(f)            such instruments and documents (including payoff letters) necessary to release any and all Liens, other than Permitted Exceptions, on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);

(g)           resolutions as to the due authorization of this Agreement and all of the transactions contemplated hereby and Seller’s Articles of Organization and Fifth Amended and Restated Limited Liability Company Operating Agreement, as amended, each certified by the Secretary of Seller;

(h)           a duly executed transition services agreement (the “Transition Services Agreement”) in the form of Exhibit D hereto;

(i)            a duly executed trademark assignment agreement in the form of Exhibit E hereto; and

(j)            an Excel file with all information necessary for purposes of billing the Customers, including the information set forth in the billing template attached hereto as Exhibit G to the extent reasonably available to Purchaser.

9.2          Conditions Precedent to Obligations of Seller.  At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, the following:

(a)           the Closing Date Cash Payment to Seller in accordance with Section 3.2;

(b)           the Deposit to Seller in accordance with Section 3.2;

(c)           the Indemnity Escrow Amount to the Escrow Agent in accordance with Section 10.5;

(d)           a duly executed assignment and assumption agreement to Seller in the form of Exhibit C hereto;

(e)           a duly executed Transition Services Agreement to Seller in the form of Exhibit D hereto; and

(f)            a duly executed trademark assignment agreement to Seller in the form of Exhibit E hereto.

ARTICLE X

INDEMNIFICATION

10.1        Survival.  (a) All representations and warranties made by the Parties in this Agreement, the Seller Documents and the Purchaser Documents shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby but shall terminate and be of no further force or effect at 11:59 p.m. Central Standard Time on the six (6) month anniversary of the Closing Date (the “General Survival Date”); provided, however, that the representations and warranties set forth in Section 5.8(e) (Intellectual Property) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby but shall terminate and be of no further force or effect at 11:59 p.m. Central Standard Time on the four (4) year anniversary of the Closing Date (such representation and warranty, the “Specified IP Representation”); provided, further however, that the representations and warranties set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.4(a) (Title to Purchased Assets), Section 5.6 (Taxes), Section 5.14 (Environmental Matters), Section 5.18 (Financial Advisors), Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement), and Section 6.5 (Financial Advisors)(such representations and warranties, the “Fundamental Representations”) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby but shall terminate and be of no further force or effect at 11:59 p.m. Central Standard Time on the date that is thirty (30) days after the expiration of the statute of limitations applicable to such representation and warranty or, if there is no applicable statute of limitations for such representation and warranty, on the seven (7) year anniversary of the Closing Date; (b) all covenants and agreements that require performance prior to or at the Closing shall terminate immediately after the Closing; and (c) all covenants and agreements that require performance after the Closing shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby but shall terminate and be of no further force or effect on the expiration of the respective term specified in such covenant or agreement or, if not specified, at 11:59 p.m. Central Standard Time on the seven (7) year anniversary of the Closing Date (the applicable date the representation, warranty, covenant or agreement expires pursuant to the foregoing clauses (a), (b) and (c), the “Survival Date”). No claim for indemnification pursuant to Section 10.2(a) or Section 10.2(b) based on the inaccuracy or breach, or alleged inaccuracy or breach of, a representation, warranty, covenant or agreement may be asserted after the applicable Survival Date; provided, however, that any claim for indemnification based on the inaccuracy or breach of any representation, warranty, covenant or agreement pursuant to Section 10.2(a) or Section 10.2(b) shall survive until such claim is finally resolved if a Purchaser Indemnified Party notifies Seller, or if a Seller Indemnified Party notifies Purchaser, as applicable, of such claim in accordance with Section 10.3 prior to the applicable Survival Date.

10.2        Indemnification.

(a)           From and after the Closing, subject to Sections 10.1, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8, Seller hereby agrees to indemnify and hold Purchaser, its Affiliates and their respective Representatives, successors and permitted assigns (each a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs, Taxes and expenses (including reasonable out-of-pocket attorneys’ fees), whether or not involving a Third-Party Claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from:

(i)            any breach of the representations or warranties made by Seller in this Agreement or in any Seller Document;

(ii)           any breach of any covenant or other agreement on the part of Seller in this Agreement or in any Seller Document;

(iii)          Seller’s ownership of the Purchased Assets and/or operation of the Business prior to the Closing;

(iv)          any Excluded Asset or any Excluded Liability;

(v)           the matters set forth on Schedule 5.12; and

(vi)          Unused Vacation Time Liability with respect to any Transferred Employee who voluntarily terminates his or her employment with Purchaser or Purchaser’s designee within ninety (90) days following the Closing.

(b)           From and after the Closing, subject to Sections 10.1, 10.3, 10.4, 10.6, 10.7 and 10.8, Purchaser hereby agrees to indemnify and hold Seller, its Affiliates and their respective Representatives, successors and permitted assigns (each a “Seller Indemnified Party,” and collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i)            any breach of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document;

(ii)           any breach of any covenant or other agreement on the part of Purchaser in this Agreement or in any Purchaser Document;

(iii)          any Purchased Asset or Assumed Liability; and

(iv)          Purchaser’s ownership of the Purchased Assets and/or operation of the Business following the Closing.

10.3        Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article X except to the extent that the indemnifying party suffers a Loss or is prejudiced as a result of such failure.

(b)           In the event that any Legal Proceeding shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.2 (a “Third-Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any such Third-Party Claim of which it has knowledge which, if true, is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third-Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party suffers a Loss or is prejudiced as a result of such failure.  Subject to the provisions of this Section 10.3, if the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party against any Losses that may result from such claim (subject only to the provisions of Section 10.4(a)(i)), the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder, it shall within fifteen (15) days of the indemnified party’s written notice of the assertion of such Third-Party Claim (or sooner, if the nature of the Third-Party Claim so requires) notify the indemnified party of its intent to do so; provided, however, that the indemnifying party must conduct its defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder or fails to notify the indemnified party of its election as herein provided, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim.  If the indemnifying party shall assume the defense of any Third-Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third-Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; provided, further, however, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third-Party Claim.  Each Party agrees to provide reasonable access to the other Party to any documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any Third-Party Claim.  Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the prior written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third-Party Claim (including pursuant to this Article X).  If the indemnifying party makes any payment on any Third-Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third-Party Claim. Notwithstanding the provisions of this Section 10.3(c), Seller shall not be entitled to assume the defense of any Third-Party Claim if:  (i) the Third Party Claim seeks injunctive relief, declaratory judgment or other non-monetary order or equitable relief, (ii) the Third Party Claim involves allegations of criminal activity or criminal liability or (iii) the Third Party Claim is asserted by a Governmental Body.

(c)           Subject to Sections 10.1, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8, after any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction (and the resolution of any appeal therefrom and the expiration of the time in which to appeal therefrom), or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case, with respect to a Third-Party Claim hereunder, (i) if the indemnified party is a Purchaser Indemnified Party, Purchaser and Seller shall forward to the Escrow Agent joint written notice of, and disbursement instructions regarding, any sums due and owing by Seller pursuant to this Agreement with respect to such matter and such sums due and owing shall be paid from the Indemnity Escrow Account pursuant to the terms hereof and the Escrow Agreement and (ii) if the indemnified party is a Seller Indemnified Party, the Seller Indemnified Party shall forward to Purchaser notice of any sums due and owing by Purchaser pursuant to this Agreement with respect to such matter and Purchaser shall pay, or cause to be paid, all of such sums which are due and owing under this Agreement to the Seller Indemnified Party in immediately available funds on or before the tenth (10th) Business Day following the Purchaser Indemnified Party’s receipt of such notice.

10.4        Limitations on Indemnification.

(a)           Notwithstanding anything herein to the contrary, the indemnification obligations of the Parties shall be limited as follows:

(i)            an indemnifying party shall not have any Liability under, nor shall an indemnified party be entitled to indemnification pursuant to, Section 10.2(a)(i) or Section 10.2(b)(i) unless and until the aggregate amount of Losses incurred by the indemnified parties and indemnifiable hereunder exceeds, on a cumulative basis, an amount equal to 0.75% of the Purchase Price (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses including the Basket; provided, however, that the limitation set forth in this Section 10.4(a)(i) shall not apply to Losses resulting from (A) a breach of any Fundamental Representation, (B) Knowing Breaches, (C) Seller Fraud, (D) Purchaser Knowing Breaches or (E) Purchaser Fraud;

(ii)           the amount that the Purchaser Indemnified Parties may recover with respect to any and all Losses pursuant to Sections 10.2(a)(i) and 10.2(a)(vi) is and shall be limited, in the aggregate, to the lesser of (x) the amount of such Loss and (y) the amount then remaining in the Indemnity Escrow Account; provided, however, that the limitation set forth in this Section 10.4(a)(ii) shall not apply to Losses resulting from (A) a breach of any Fundamental Representation, (B) Knowing Breaches, (C) Seller Fraud, or (D) a breach of the Specified IP Representation;

(iii)          the amount that the Purchaser Indemnified Parties may recover with respect to any and all Losses pursuant to the Specified IP Representation is and shall be limited, in the aggregate, to the lesser of (x) the amount of such Loss and (y) the amount (A) if prior to the General Survival Date, then remaining in the Indemnity Escrow Account or (B) if after the General Survival Date, equal to (1) the sum of the original amount of the Indemnity Escrow Account less the aggregate amount of any other Losses previously paid to any Purchaser Indemnified Party (including any amounts distributed to any Purchaser Indemnified Party from the Indemnity Escrow Account); provided, however, that the limitation set forth in this Section 10.4(a)(iii) shall not apply to Losses resulting from (A) Knowing Breaches or (B) Seller Fraud; and

(iv)          the amount that the Seller Indemnified Parties may recover with respect to all Losses pursuant to Section 10.2(b)(i) shall be limited, in the aggregate, to the lesser of (x) the amount of such Loss and (y) the sum of the original amount of the Indemnity Escrow Account less the amount of any other Losses previously paid to any Seller Indemnified Party; provided, however, that the limitation set forth in this Section 10.4(a)(iii) shall not apply to Losses resulting from (A) a breach of any Fundamental Representation, (B) Purchaser Knowing Breaches, or (C) Purchaser Fraud.

(b)           Notwithstanding anything herein to the contrary, the amount that the Purchaser Indemnified Parties may recover with respect to any and all Losses pursuant to Section 10.2(a) is and shall be limited, in the aggregate, to the lesser of (x) the amount of such Loss and (y) the Final Purchase Price; provided, however, that the limitation set forth in this Section 10.4(b) shall not apply to Losses resulting from Seller Fraud.  Notwithstanding anything herein to the contrary, the amount that the Seller Indemnified Parties may recover with respect to any and all Losses pursuant to Section 10.2(b) is and shall be limited, in the aggregate, to the lesser of (x) the amount of such Loss and (y) the Final Purchase Price; provided, however, that the limitation set forth in this Section 10.4(b) shall not apply to Losses resulting from Purchaser Fraud.

(c)           Notwithstanding anything contained herein to the contrary, no Purchaser Indemnified Party shall have any right to indemnification under Section 10.2 with respect to (i) any Losses or alleged Losses to the extent that such Losses are reflected in the Closing RMR as finally determined pursuant to Section 3.3, or (ii) the failure of the representation and warranty set forth in Section 5.16(a)(iii) to be true and correct.

(d)           Any claim by an indemnified party shall be limited such that no indemnified party shall be entitled to more than one recovery for any single Loss even though such Loss may have resulted from the breach of more than one of the representations, warranties, covenants or agreements made by Seller or Purchaser, as applicable, in or pursuant to this Agreement, the Seller Documents or the Purchaser Documents.

(e)           Notwithstanding anything to the contrary contained in this Agreement, any Seller Document or any Purchaser Document or provided for under any applicable Law, no Party shall be liable to any other Person for, nor shall any Party be entitled to recover or make a claim for, any amounts in respect of enhanced, punitive or exemplary damages (in each case, except to the extent payable in connection with a Third-Party Claim) and, other than in connection with Losses based upon, attributable to or resulting from a breach of any representation set forth in Article V or Article VI or any covenant set forth in Section 7.3 or Section 7.4, no loss of future income, revenue or profits, business interruption, loss of business reputation or opportunity, diminution in value, “multiple of profits,” “multiple of cash flow” or similar valuation methodology shall be used or taken into account in calculating the amount of any

Losses, in each case, regardless of whether or not the possibility of such damages or Losses has been disclosed to the other party in advance or could have been reasonably foreseen by a party, it being understood that this Section 10.4(e) shall not create a presumption that any such methodologies or damages shall be used or taken in to account in connection with Losses based upon, attributable to or resulting from a breach of any representation, warranty, covenant or agreement in this Agreement, including any representation set forth in Article V or Article VI or any covenant set forth in Section 7.3 or Section 7.4.

(f)            Notwithstanding anything to the contrary contained in this Agreement, no party shall be entitled to recover or make a claim for any amounts in respect to any Loss to the extent such Loss (i) is a claim, other than a Third-Party Claim, that such party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been filed of record or asserted against such party or paid or incurred by such party or would reasonably be expected to be filed, asserted, paid or incurred by such party, or (ii) would not have arisen but for, or has been increased or not reduced as a result of, any voluntary disclosure to a Governmental Authority by such party or its Representatives after the Closing.

(g)           No indemnifying party shall be required to indemnify any indemnified party to the extent of any Loss that a court of competent jurisdiction shall have determined in a final nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the indemnified party.

(h)           For purposes of determining the amount of Losses with respect to any breach by Seller of any representation, warranty and covenant made in or pursuant to this Agreement or any Seller Document (but not for purposes of determining the existence or occurrence of such breach), any qualifications referencing the terms “materiality,” Material Adverse Effect or other similar terms shall be disregarded.

10.5        Indemnity Escrow.  On the Closing Date, Purchaser shall, on behalf of Seller, pay to Wells Fargo Bank, N.A., as agent to Purchaser and Seller (the “Escrow Agent”), in immediately available funds, to the account designated by the Escrow Agent (the “Indemnity Escrow Account”),  an amount equal to five percent (5%) of the Purchase Price (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and that certain Escrow Agreement by and among Purchaser, Seller and the Escrow Agent, dated as of November 8, 2013, a copy of which is attached hereto as Exhibit F (the “Escrow Agreement”).  Any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article X shall be recovered solely by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement and shall accordingly reduce the Indemnity Escrow Amount; provided, however, that to the extent, and solely to the extent, (a) Seller is obligated to make a payment to any Purchaser Indemnified Parties pursuant to this Article X with respect to a claim based upon, attributable to or resulting from a breach of the Specified IP Representation and (b) the Escrow Agent has released the Indemnity Escrow Amount (to the extent not utilized to pay Purchaser Indemnified Parties for any indemnification claim) to Seller, then Seller shall pay directly the remaining sums due in connection with such claim following the payments made from the Indemnity Escrow Account in connection therewith; provided, further, however that to the extent, and solely to the extent, (a) Seller is obligated to make a payment to any Purchaser Indemnified Parties pursuant to this Article X with respect to a claim based upon, attributable to or resulting from a Fundamental Representation of Seller, Seller Fraud, or pursuant to Section 10.2(a)(ii), Section 10.2(a)(iii), Section 10.2(a)(iv) or Section 10.2(a)(v) and (b) the Indemnity Escrow Amount is insufficient to pay such claim, then Seller shall pay directly the remaining sums due in connection with such claim following the payments made from the Indemnity Escrow Account in connection therewith; provided, further, however, that, other than in cases of Seller Fraud, the maximum aggregate Liability of Seller under this Agreement, including this Article X, shall in no event exceed the Final Purchase Price.  On the earlier of (a) the date that is fifteen (15) Business Days following the General Survival Date and (b) the Business Day immediately following the date on which Purchaser delivers the Attrition Rate Statement, the Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay Purchaser Indemnified Parties for any indemnification claim) to Seller, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the sum of (a) the amount of claims for indemnification under this Article X asserted prior to the General Survival Date but not yet resolved and (b) Purchaser’s Attrition Claim to the extent not resolved at such time in writing or pursuant to Section 3.5 (such claims, the “Unresolved Claims”).  The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser Indemnified Parties for any such claims resolved in favor of Purchaser Indemnified Parties) upon the resolution of such Unresolved Claims in accordance with this Article X, Section 3.5 and the Escrow Agreement.

10.6        Tax Treatment of Indemnity Payments.  Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all Tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article X (including this Section 10.6) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

10.7        Insurance; Mitigation of Losses.  The amount of any Losses subject to indemnification under Section 10.2(a) or Section 10.2(b) shall be reduced by the amounts to which any Seller Indemnified Party or Purchaser Indemnified Party, as applicable, actually recovers under applicable insurance policies with respect to claims related to such Losses net of any deductible or premium increase to the extent directly related thereto; provided, however, that the applicable indemnified party shall use commercially reasonable efforts to pursue recovery under such insurance policies.  In the event any amounts recovered or recoverable with commercially reasonable efforts under insurance policies are not received before any claim for indemnification is paid pursuant to this Article X, then the indemnified party shall pursue such insurance policies with commercially reasonable efforts, and, in the event it actually receives any recovery, the net amount of such recovery that remains after fully reimbursing the indemnified party for its out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended in pursuing such recovery shall be applied, (a) first, to refund to the indemnifying party any payments made by the indemnifying party whether directly or made from the Indemnity Escrow Account, as applicable, for the benefit of the indemnified party which would not have been so paid had such recovery been obtained prior to such payment and (b) second, any excess to the indemnified party.  It is the intention of the Parties that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this Section 10.7.  Each Party shall take commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, it being understood that any costs incurred by such Party in connection therewith shall be included in Losses to the extent recoverable pursuant to this Article X.

10.8        Acknowledgments.

(a)           THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE V (AS MODIFIED BY THE SCHEDULES), CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE TO PURCHASER OR ANY OTHER PERSON BY SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED

HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ANY OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, THE ASSETS OR LIABILITIES OF SELLER, INCLUDING THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES, OR THE QUALITY, QUANTITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF SELLER’S ASSETS, INCLUDING THE PURCHASED ASSETS, OR ANY PART THEREOF), ARE SPECIFICALLY DISCLAIMED BY SELLER AND EACH OF ITS AFFILIATES AND SHALL NOT FORM THE BASIS OF ANY CLAIM AGAINST SELLER, ANY OF SELLER’S AFFILIATES, THE INDEMNITY ESCROW ACCOUNT OR OTHERWISE.

(b)           In connection with Purchaser’s investigation of the Business, Purchaser has received from or on behalf of Seller certain projections, including that certain Confidential Information Memorandum prepared by Imperial Capital, LLC, that certain financial analysis, dated October 21, 2013, of the operational and other data of the Hawk Division of Seller prepared by McGladrey, LLP, certain other information provided or prepared by Imperial Capital, LLC or McGladrey, LLP, projected statements of operating revenues and income from operations of Seller and the Business for the fiscal year ending December 31, 2013, and for subsequent fiscal years and periods, and certain business plans, budgets and similar information for such fiscal year and subsequent fiscal years and periods.  Purchaser acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such estimates, projections, statements, forecasts, plans and budgets, (ii) Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections, statements, forecasts, plans and budgets so furnished to it or its Representatives (including the reasonableness of the assumptions underlying such estimates, projections, statements, forecasts, plans and budgets), (iii) neither Seller nor any Affiliate of Seller makes any representations or warranties whatsoever with respect to such estimates, projections, statements, forecasts, plans and budgets (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and (iv) no Purchaser Indemnified Party shall have any claim against any Person or the Indemnity Escrow Account with respect thereto.

(c)           FROM AND AFTER THE CLOSING, EACH PARTY ACKNOWLEDGES AND AGREES THAT (EXCEPT FOR DISPUTES UNDER SECTION 3.3, WHICH DISPUTES WILL BE RESOLVED IN ACCORDANCE WITH THE DISPUTE MECHANISM SET FORTH IN SECTION 3.3, EXCEPT FOR DISPUTES UNDER SECTION 3.5, WHICH DISPUTES WILL BE RESOLVED IN ACCORDANCE WITH THE DISPUTE MECHANISM SET FORTH IN SECTION 3.5, AND EXCEPT AS OTHERWISE EXPRESSLY CONTEMPLATED BY THIS AGREEMENT), ITS SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST ANY OTHER PARTY, ANY SUBSIDIARY OF ANY OTHER PARTY, OR ANY OF THE FOREGOING PARTIES’ REPRESENTATIVES WITH RESPECT TO, REGARDING, RELATING TO OR ARISING FROM (INCLUDING ANY AND ALL LOSSES RELATED THERETO): (I) THE OPERATION OF SELLER OR THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE EXCLUDED ASSETS, OR THE EXCLUDED LIABILITIES, INCLUDING THE CONDUCT OF BUSINESS, THE OPERATIONS OF, THE OWNERSHIP OF, OR THE LEASING OF ANY PROPERTY BY ANY EQUITY HOLDER, SELLER, PURCHASER, OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, REPRESENTATIVES, PREDECESSORS OR SUCCESSORS, AND (II) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (THE MATTERS DESCRIBED IN CLAUSES (I) AND (II), THE “COVERED MATTERS”), SHALL BE PURSUANT TO THE INDEMNIFICATION AND RECOVERY PROVISIONS SET FORTH IN THIS ARTICLE X.  IN FURTHERANCE OF THE FOREGOING, PURCHASER AND SELLER (EACH ON ITS OWN BEHALF AND ON BEHALF OF

EACH OF ITS SUBSIDIARIES AND REPRESENTATIVES, IF ANY) HEREBY (I) COVENANTS AND AGREES THAT IT SHALL NOT, DIRECTLY OR INDIRECTLY, ASSERT OR OTHERWISE BRING ANY CLAIM, CAUSE OF ACTION OR DEMAND, OR COMMENCE OR INSTITUTE OR CAUSE TO BE COMMENCED OR INSTITUTED, ANY ACTION OF ANY KIND OR NATURE WITH RESPECT TO, REGARDING, OR RELATING TO OR ARISING FROM (INCLUDING ANY AND ALL LOSSES RELATED THERETO) THE COVERED MATTERS, WHETHER ARISING UNDER OR BASED UPON ANY LAW OR OTHERWISE, OTHER THAN PURSUANT TO THE INDEMNIFICATION AND RECOVERY PROVISIONS SET FORTH IN THIS ARTICLE X OR AS OTHERWISE EXPRESSLY CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY CONTEMPLATED BY THIS AGREEMENT, THE INDEMNITY OBLIGATIONS SET FORTH IN THIS ARTICLE X ARE INTENDED TO ALLOCATE LIABILITY FOR (I) ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF THE PARTIES, AND (II) STATUTORY AND COMMON LAW NEGLIGENCE AND STRICT LIABILITY CLAIMS AS WELL AS NEGLIGENCE AND STRICT LIABILITY CLAIMS ARISING UNDER ENVIRONMENTAL LAWS.

ARTICLE XI

TAXES

11.1        Transfer Taxes.  Purchaser shall (a) be responsible for and shall pay or cause to be paid any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (b) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

11.2        Prorations.  All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller (based on the relative number of days in the portion of the period up to and including the Closing Date and the portion of the period after the Closing Date, respectively).  Seller shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date.  Purchaser shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any such period after the Closing Date.  With respect to Taxes of the type described in this Section 11.2, Seller shall prepare and timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.3        Cooperation on Tax Matters.  Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XII

MISCELLANEOUS

12.1        Expenses.  Except as otherwise expressly provided in this Agreement, Seller, on one hand, and Purchaser, on the other hand, shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2        Confidentiality; Publicity.

(a)           Except as may be required by applicable Law, in connection with ordinary course fund reporting or fund raising purposes by any Party or any of its respective Affiliates, as otherwise permitted or expressly contemplated herein or in connection with the enforcement of any right or remedy relating to this Agreement, any Seller Document or any Purchaser Document, or any of the transactions contemplated hereby or thereby, neither Seller, Purchaser nor any of their respective Representatives will disclose to any third party the subject matter or terms of this Agreement, any Seller Document or any Purchaser Document without the prior consent of the other Party hereto.

(b)           No press release or other public announcement related to this Agreement, any Seller Document or any Purchaser Document or the transactions contemplated hereby or thereby will be issued by any of the Parties without the prior approval of the other Party.

12.3        Governing Law; Submission to Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without giving effect to any choice of law principles.

(b)           The Parties hereby irrevocably submit to the exclusive jurisdiction of the state or federal court of the United States of America located in the State of Delaware, and any appellate court thereof, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and the Parties hereby irrevocably agree that all claims in respect of such dispute or any action, suit, mediation or proceeding related thereto may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           The Parties hereby consent to process being served by any Party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.6.

12.4        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

12.5        Amendments and Waivers.  This Agreement (including the Schedules and the Exhibits hereto), the Seller Documents and the Purchaser Documents can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.6        Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and fax numbers (or to such other address or fax number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Interface Security Systems Holdings, Inc.

3773 Corporate Center Drive

Earth City, Missouri 63045

Attention:  Michael Shaw

Fax:  (314) 595-0375

With copies to (which shall not constitute notice):

SunTx Capital Partners

5420 LBJ Freeway, Suite 1000

Dallas, Texas  75240

Attention: Barrett Bruce
Fax:  (972) 661-9977

and

Akin Gump Strauss Hauer & Feld, LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attention:  Terry M. Schpok, P.C.

Fax:  (214) 969-4343

If to Purchaser, to:

Alarm Capital Alliance

3808 West Chester Pike, Suite 100

Newtown Square, Pennsylvania 19073

Attention:   Amy V. Kothari

Fax:   (484) 468-1507

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention:   William Davisson

Fax:   (650) 853-1038

12.7        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.8        Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement except as provided in Article X and below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consents shall be void ab initio; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any wholly owned Subsidiary of Purchaser, any Person from which it has borrowed money (or any agent or trustee therefor, collectively, a “Lender”) or any Person to which Purchaser or any of its Affiliates (or any Lender) proposes to sell all or substantially all of the assets relating to the Business; provided, further, however, that no such assignment by Purchaser shall relieve Purchaser of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.9        Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile, portable document format (pdf) or email), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party until such delivering Party has received signature pages from all Parties.  No Party to this Agreement or any other document to be delivered in connection with the transactions contemplated hereby will raise the use of a facsimile, portable document format (pdf) or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile, portable document format (pdf) or email as a defense to the formation or enforceability of a contract, and each such Party forever waives any such defense.

12.10      Time of the Essence.  With respect to all dates and time periods set forth or referenced in this Agreement, time is of the essence.

12.11      Parties in Interest.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the Parties and their successors and permitted assigns.

12.12      Integrated Agreement; Headings.  This Agreement (including the Schedules and Exhibits hereto), the Seller Documents, the Purchaser Documents and the other documents delivered pursuant hereto and referenced herein constitute the entire agreement between the Parties with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, warranties or representations between the Parties other than those set forth herein or herein provided.  The headings and captions used in this Agreement and the descriptions of the Schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such heading, caption or description had been used in this Agreement or in the Schedules.

12.13      No Recourse Against Non-Parties.  All  claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement or (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons expressly identified as Parties.  No Person, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement who is not otherwise a party to this Agreement (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or their negotiation or execution; and the Parties waive and release all such Liabilities against any such Non-Party Affiliates.  Without limiting the foregoing, (a) the Parties hereby waive and release any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity to avoid or disregard the entity form of a party, whether based on theories of agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (b) the Parties disclaim any reliance upon any Non-Party Affiliates with respect to any representation or warranty made in or in connection with this Agreement; all such representations being made solely by the named parties to, and being expressly limited by the exclusive remedies provided in, this Agreement.

12.14      Interpretive Matters.

(a)           All references in this Agreement to Exhibits, Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(b)           The word “including” (in its various forms) means including without limitation.  The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Any reference in this Agreement to $ shall mean U.S. dollars.  The Parties agree that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein.

(c)           References to any Laws shall be deemed also to include any and all rules and regulations promulgated thereunder and shall refer to such Laws, rules and regulations as amended from time to time and include any successor legislation thereto; provided, however, that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any Laws, rules and regulations, the reference to such Laws, rules and regulations means such Laws, rules and regulations as in effect at the time of such violation or alleged violation and only such Laws, rules and regulations as to which the Governmental Body that enacted or promulgated such Laws, rules and regulations has jurisdiction over such Person, thing or matter as determined under the Laws, rules and regulations of the United States as required to be applied thereunder by a state or federal court sitting in the State of Delaware.

(d)           References to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement.

(e)           The Parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(f)            The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement is not intended to imply that the amounts, or higher or lower amounts, or the items so included, are required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened), are within or outside of the Ordinary Course of Business, or are or are not material, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement is material within or outside of the Ordinary Course of Business for purposes of this Agreement.

(g)           Disclosure of any item on the disclosure schedules (the “Schedules”) attached to this Agreement shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Schedules.  The information contained in this Agreement, the Schedules and the Exhibits: (i) is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever; (ii) does not constitute an admission by any Party, or otherwise imply, that such matter is required to be disclosed or is or is not material for the purposes of the this Agreement, gives or does not give rise to a Material Adverse Effect or is or is not outside the Ordinary Course of Business; (iii) may not be limited to matters required by the Agreement to be disclosed in the Schedules, and any such additional matter is disclosed for informational purposes only and does not necessarily include other matters of a similar nature; (iv) with respect to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party; (v) is not an admission that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit, Contract or other topic to which such disclosure applies; and (vi) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

(h)           For purposes of the Agreement, the following terms have meanings set forth on the pages indicated.

Term	Page

Agreement	1
Allocation	7
Assumed Liabilities	4
Attrition Rate Statement	10
Basket	29
Business	1
Closing	11
Closing Date	11
Closing Date Cash Payment	8
Closing Statement	8
Continuing Business	1
Covered Matters	33
Customer Contracts	16
Customers	19
Dispute Notice	10
Escrow Agent	31
Escrow Agreement	31
Estimated Closing RMR	7
Estimated Purchase Price	7
Excess Attrition	11
Excluded Assets	3
Excluded Liabilities	5
Final Attrition Rate	10
Final Purchase Price	9
FIRPTA Affidavit	25
Fundamental Representations	26
General Survival Date	26
Hawk	1
Indemnity Escrow Account	31
Indemnity Escrow Amount	31
Lender	37
Loss	27
Losses	27
Material Contracts	16
Nonassignable Assets	6
Non-Party Affiliates	38
Overpayment	9
Parties	1
Party	1
Personal Data	15
Personal Property Leases	13
Preliminary Closing Statement	7
Prior Owners	15
Purchase Price	7
Purchased Assets	1
Purchased Contracts	2

Purchased Intellectual Property	2
Purchaser	1
Purchaser Documents	21
Purchaser Indemnified Parties	27
Purchaser Indemnified Party	27
Purchaser’s Attrition Claim	10
Real Property Lease	14
Real Property Leases	14
Schedules	39
Seller	1
Seller Documents	12
Seller Indemnified Parties	27
Seller Indemnified Party	27
Seller Marks	23
Seller Permits	19
Seller Properties	14
Seller Property	14
Seller Retained Marks	23
Specified IP Representation	26
Survival Date	27
Tangible Assets	2
Third-Party Claim	28
Total Consideration	7
Transfer Taxes	34
Transferred Employees	24
Transition Services Agreement	25
Underpayment	9
Unresolved Claims	32
Web Site Privacy Policy	15
WIP	2
WIP Schedule	21

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

PURCHASER:

MY ALARM CENTER, LLC,
D/B/A ALARM CAPITAL ALLIANCE,
a Delaware limited liability company

By:	/s/ Amy V. Kothari
	Name:	Amy V. Kothari
	Title:	President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

SELLER:

INTERFACE SECURITY SYSTEMS, L.L.C.,
a Louisiana limited liability company

By:	/s/ Kenneth Obermeyer
	Name:	Kenneth Obermeyer
	Title:	Chief Financial Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

DEFINED TERMS

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Acceptable Slow Pay Accounts” means customers with an RMR balance greater than ninety (90) days from the date of invoice who have made a payment or payments during the same ninety (90) day period equal to at least one (1) month’s RMR; provided, however, that the balance on any RMR invoice for such a customer does not exceed one hundred and twenty (120) days from the date of invoice.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Attrition Rate” means, as of any date of determination, the annualized ratio, using dollars, of RMR for the Recurring Service Contracts in question and expressed as a percentage as follows in respect of the Business of the following (x) and (y), each without duplication:

(x)                               (i)            RMR of all Recurring Service Contracts of the Business cancelled during the twelve (12) months immediately preceding such date of determination, minus

(ii)           RMR of Recurring Service Contracts entered into with a new customer for the same premises as were covered by a contract with the Business that has been cancelled, minus

(iii)          RMR of Recurring Service Contracts canceled by a customer at one location that enters into another Recurring Service Contract with the Business at a different location,

divided by

(y)                                 RMR (expressed as an average amount of RMR on the last day of each month for the twelve (12) months immediately preceding such date of determination).

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended.

“Closing RMR” means the RMR of the Purchased Contracts and all unwritten contracts, agreements, arrangements or understandings with any Customer as of the close of business on the Closing Date; provided, however, that RMR attributable to any Pending Terminating Customers shall be excluded.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written contract, agreement, arrangement, indenture, note, bond, mortgage, loan, instrument, lease, license, understanding, undertaking, commitment or obligation.

“Deposit” means the $2,000,000 deposited and held by the Escrow Agent pursuant to the Escrow Agreement.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.) and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Employee” means any individual who is currently employed or engaged by Seller in connection with the Business.

“Environmental Law” means any Law as now or hereafter in effect in any way relating to protection of human health and safety, public welfare, the environment, or natural resources, including those Laws relating to the storage, handling and use of chemicals, hazardous substances (as that term is defined by CERCLA) and other hazardous materials, those relating to the generation, processing, treatment, storage, transport, disposal or other management of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those Laws relating to the release, reporting, discharge, investigation, or remediation of waste materials, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, and those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas.  Environmental Law includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and analogous state or local Laws, as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is, or would ever have been, treated as a “single employer” with Seller under Section 4001(b) of ERISA or under Section of 414(b), (c), (m), or (o) of the Code or part of the same “controlled group” as Seller for purposes of Section 302(d)(3) of ERISA.

“Excluded Contracts” means (a) all Contracts (i) related to or used in the Business other than the Purchased Contracts and (ii) set forth on Schedule A1 and (b) all Contracts exclusively relating to the Continuing Business.

“Firm” means McGladrey, LLP; provided, however, that if McGladrey, LLP is unable or unwilling to perform such services, then the American Institute of Certified Public Accountants shall select a firm (which shall not be primarily an accounting firm) to be the Firm hereunder.

“Former Employee” means any individual who was employed or engaged by Seller in connection with the Business but who is no longer so employed or engaged on the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material”  means any substance, material or waste which is regulated because of its effect or potential effect on public health or the environment, including any material, substance or waste which is recycled, or which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, asbestos, mold, asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including:  (a) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (c) Internet domain names; and (d) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”).

“Intellectual Property Licenses” means (a) any grant by Seller to another Person of any right relating to or under the Purchased Intellectual Property and (b) any grant by another Person to Seller of any right relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowing Breaches” means a breach by Seller of a representation and warranty in this Agreement with respect to which breach Michael Shaw, Kenneth Obermeyer or Michael McLeod had actual knowledge (without any obligation to make any inquiry or investigation) both (i) of the facts underlying such breach and (ii) that such facts constituted a breach of such representation and warranty.

“Knowledge of Seller” and all similar phrases relating to facts designated herein as known to Seller means the actual knowledge of Michael Shaw, Kenneth Obermeyer or Michael McLeod, in each case, following reasonable inquiry.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all reasonable out-of-pocket fees of legal counsel).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, charge, easement, limitation, encroachment or other legal restriction, including any Contract granting any of the foregoing.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, (a) would reasonably be expected to have a material adverse effect on the Purchased Assets, the Assumed Liabilities, or the condition (financial or otherwise) or results of operations of the Business of Seller or (b) would prevent or materially impair or delay the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Seller Documents; provided, however, that a “Material Adverse Effect” shall not result from any results, occurrences, facts, changes, events or effects arising out of or resulting from (a) the entering into of this Agreement, the Seller Documents, the Purchaser Documents, or the transactions contemplated hereby or thereby; (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (provided that neither the Purchased Assets nor the Business is disproportionately affected by such changes); (c) changes in general legal, Tax, regulatory, political or business conditions that, in each case, generally affect the industry in which Seller conducts the Business (provided that neither the Purchased Assets nor the Business is disproportionately affected by such changes); (d) any action taken by Seller at the written request or with the written consent of Purchaser; (e) any natural disasters, acts of God, geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any of the foregoing (provided that neither the Purchased Assets nor the Business is disproportionately affected by the foregoing); or (f) any failure by Seller or its Affiliates to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying cause of such failure shall be considered in determining whether a Material Adverse Effect has occurred).  For the avoidance of doubt, the Parties agree that the terms “material,” “materially,” “materiality,” and “material adverse effect” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term “Material Adverse Effect.”

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller, through the date hereof consistent with past practice.

“Pending Terminating Customers” means any Customer that has notified Seller orally within the six (6) month period prior to the Closing that it intends to terminate its respective Customer Contract, in each case, other than any such Customer that, subsequent to its notification of Seller, confirms, whether orally or in writing, to Seller, Purchaser, or their Representatives that it no longer intends to terminate its respective Customer Contract.

“Permits” means any approvals, authorizations, consents, licenses, registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Permitted Exceptions” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance set forth on Schedule A2; (b) any Liens created by, through or under the landlord of the applicable Real Property Lease, or any other Lien that is allowed by the applicable Real Property Lease; (c) all matters disclosed by instruments recorded in the real property records and all matters that would be disclosed by a current survey or recertification of any prior survey of the Seller Properties; (d) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (e) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable as of the Closing Date with respect to the Seller Properties so encumbered and that are not resulting from a breach, default or violation by Seller of any Contract or applicable Law; (f) zoning, entitlement and other land use and environmental regulations by any Governmental Body; and (g) any immaterial imperfections in title, if any, or conditions, reservations, easements, encroachments or rights of way, which in the case of (a) through (g) would not reasonably be expected to materially impact the market value or current use of the Purchased Assets subject thereto.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plans” shall mean (a) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by Seller or for which Seller has any Liability, contingent or otherwise, and (b) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which Seller or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time or with respect to which, to Seller or any ERISA Affiliate has any Liability.

“Purchaser Fraud” means fraud by Purchaser based on the representations, warranties, covenants or agreements in this Agreement.

“Purchaser Knowing Breaches” means a breach by Purchaser of a representation and warranty in this Agreement with respect to which breach Amy V. Kothari or  Anastasia Bottos had actual knowledge (without any obligation to make any inquiry or investigation) both (i) of the facts underlying such breach and (ii) that such facts constituted a breach of such representation and warranty.

“Recurring Service Contract” means a written contract for providing monitoring and maintenance service, and/or similar services for security and/or similar equipment or devices to residential or commercial customers and the calculation of RMR for each such Recurring Service Contract shall include all RMR with respect to maintenance and services and/or video verification monitoring services but, in each case, excluding contracts to provide “wholesale” services provided for other alarm dealers, retailers or companies and contracts to provide guard, patrol or response services.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration.

“Representatives” shall mean, with respect to any Person, such Person’s members, partners, equity holders, officers, directors, managers, employees, agents, attorneys, Affiliates, accountants, investment bankers, advisors, financing sources, and other representatives.

“RMR” means billable recurring monthly revenue attributable to Recurring Service Contracts net of any: (a) telephone, communication, utility company or third-party-pass-through charges, including pass-through charges for signal circuit telephone lines; (b) antenna rentals, panel use and franchise and licensing fees; (c) charges payable to third parties for responding to alarms associated with customer contracts; (d) assessments of taxes and (e) customer discounts then being received by Seller pursuant to Recurring Service Contracts; provided, however, that charges billed to Seller that are attributable to services provided by Alarm.com, Uplink or Total Connect that are recognized as a direct cost of providing such services shall not be considered as third-party-pass-through charges and shall not be excluded from RMR provided, further, however, that (i) recurring monthly revenue associated with Acceptable Slow Pay Accounts shall be included in RMR, (ii) recurring monthly revenue associated with 90-day past due accounts that are not Acceptable Slow Pay Accounts shall be excluded from RMR and (iii) recurring monthly revenue associated with Terminating Customers shall be excluded from RMR.  Subject to the foregoing, RMR shall be determined in accordance with the accounting principles set forth on Schedule 3.1(b) and the historical business and accounting practices of Seller with respect to the Business.

“Seller Fraud” means fraud by Seller based on the representations, warranties, covenants or agreements in this Agreement.

“Seller’s Parent” means Interface Security Systems Holdings, Inc., a Delaware corporation and the sole member of Seller.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which (a) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (b) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such other Person.

“Tax” or “Taxes” means (a) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (b) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a); and (c) any Liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, or any of its Affiliates.

“Terminating Customer” means any Customer that has notified Seller in writing in accordance with such Customer’s applicable Customer Contract that it intends to terminate its respective Customer Contract.

“Transaction Expenses” means all of the fees and expenses of Seller payable in connection with the transactions contemplated by this Agreement, including (a) fees and expenses of counsel, advisors, brokers, investment banks, accountants, actuaries and experts engaged by or on behalf of Seller, and (b) any amounts payable to any Employee or Former Employee resulting from or arising out of the consummation of the transactions contemplated hereby (such as severance, termination, change of control or success bonuses).

“Treasury Regulations” means the regulations promulgated under the Code.

“Unused Vacation Time Liability” means, with respect to any Transferred Employee, the product of (i) the accrued vacation time of such Transferred Employee set forth on Schedule 5.11(f) minus any vacation time used by such Transferred Employee after the Closing Date (but only to the extent such used vacation time is accrued by such Transferred Employee after the Closing Date) multiplied by (ii) such Transferred Employee’s rate of pay set forth on Schedule 5.11(f).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.